UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 24, 2014

GLOBAL EAGLE ENTERTAINMENT INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35176	27-4757800
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4553 Glencoe Avenue, Los Angeles, California, 90292

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 310-437-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 24, 2014, Global Eagle Entertainment Inc. (the “Company”) and New Skies Satellites B.V. (“SES”) entered into a Framework Agreement (the “Framework Agreement”), a Master Services Agreement (the “MSA”) and related service orders for the provision by SES to the Company of global, Ku-band satellite space segment capacity for use in the Company’s inflight connectivity system utilizing SES’s current and, when available, next-generation satellites (the “Capacity Services”).

Framework Agreement

Pursuant to the Framework Agreement, the parties are required to enter into service orders for SES to provide Capacity Services for all the Company’s capacity requirements, including the transition of the Company’s current capacity requirements to SES. The Framework Agreement contains certain other terms and conditions typically included in agreements of this nature.

The Framework Agreement requires the Company to make an up-front pre-payment and to make two additional pre-payments each upon the achievement of certain milestones relating to the development by SES of future Capacity Services, with such additional pre-payments being due no earlier than June 30, 2015 and January 1, 2016, respectively. These pre-payments will be applied to certain service fees as they become due. In the event that the Framework Agreement is terminated, SES must refund the pre-payments, less any amounts applied to services rendered or scheduled to be rendered.

The Framework Agreement will remain in effect until the ten year anniversary of the commencement of service pursuant to the service orders entered into simultaneously with the Framework Agreement. The Framework Agreement also is subject to the approval by SES’s board of directors no later than March 31, 2015, failing which the Framework Agreement will be void, ab initio.

Master Services Agreement

The MSA sets forth additional terms and conditions relating to the Capacity Services, including terms and conditions relating to (a) permitted uses by the Company of services rendered by SES; (b) the Company’s payment of fees for services rendered by SES; (c) payment of taxes; (d) SES’s right to transition services rendered by it to alternative satellite or transponder equipment; and (e) limitations on the liability of the parties. The MSA contains certain other terms and conditions typically included in agreements of this nature.

The MSA will remain in effect for five years from October 24, 2014, and will be automatically renewed thereafter for successive one-year periods, unless either party provides notice to the other party no later than 30 days prior to any such renewal period that it does not wish to renew the MSA.

Service Orders

Each of the service orders entered into simultaneously with the Framework Agreement is for Capacity Services which are not yet available. Each such service order sets out the specifications for the Capacity Services to be provided by SES through the specific satellite. The Capacity Services under each service order will commence on the commercial availability of the applicable satellite, as declared by SES (the “Commencement Date”), and will end on the date that is the tenth anniversary of the Commencement Date. Each service order contains provisions relating to (a) monthly fees for Capacity Services; (b) SES’s ability to provide alternative capacity by utilizing Ku-band capacity from other satellites in the SES fleet in the event that the applicable satellite identified in the service order is unable to provide the Capacity Services; and (c) the ability of either of the parties to terminate the service order in the event that the satellite identified in the service order is unable to provide the Capacity Services and SES is unable to provide alternative capacity. Each service order also is subject to the approval by SES’s board of directors no later than March 31, 2015, failing which the applicable service order will be void, ab initio. The service orders contain certain other terms and conditions typically included in agreements of this nature.

The foregoing descriptions of the Framework Agreement, the MSA and the service orders are not complete and are qualified in their entirety by reference to the Framework Agreement, the MSA and the service orders, copies of which will be filed in accordance with the rules and regulations of the Securities and Exchange Commission.

Item 7.01. Regulation FD Disclosure.

On October 30, 2014, the Company issued a press release announcing the Company’s entry into the agreements described in this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

The information contained in this Item 7.01 and in Exhibit 99.1 to this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be incorporated by reference into a filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release of Global Eagle Entertainment Inc. dated October 30, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Eagle Entertainment Inc.

By:	/s/ Jay Itzkowitz
Name: Jay Itzkowitz
Title: Senior Vice President and General Counsel

Dated: October 30, 2014

[Signature Page to Form 8-K]

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release of Global Eagle Entertainment Inc. dated October 30, 2014.